Exhibit 99.1

PCSB Financial Corporation Announces First Fiscal Quarter Financial Results

Yorktown Heights, New York; October 27, 2022 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $4.8 million, or $0.33 per diluted share, for the three months ended September 30, 2022, compared to $3.5 million, or $0.25 per diluted share, for the three months ended June 30, 2022 and $3.6 million, or $0.25 per diluted share, for the three months ended September 30, 2021.

On May 23, 2022, the Company and Brookline Bancorp, Inc. (“Brookline”), the holding company of Brookline Bank and Bank Rhode Island, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, PCSB will merge with and into Brookline, with Brookline as the surviving corporation (the “Merger”). Following the Merger, PCSB Bank will operate as a separate bank subsidiary of Brookline. The consummation of the Merger remains subject to customary closing conditions, including the receipt of regulatory approvals. The Merger is currently expected to be completed in the fourth calendar quarter of 2022.

On October 26, 2022, the Board of Directors declared a regular quarterly cash dividend of $0.07 per share. The dividend is payable on or about November 25, 2022 to shareholders of record as of the close of business on November 10, 2022.

First Quarter Highlights

•
Net income of $4.8 million, or $0.33 per diluted share, for the current quarter, increases of 36.3% and 32.2% compared to the linked quarter and same quarter last year, respectively. Excluding merger-related expenses and certain other non-recurring items, current quarter adjusted net income (non-GAAP) was $5.0 million or $0.35 per diluted share, increases of 13.7% and 53.0% compared to the linked quarter and same quarter last year, respectively. Reconciliation of GAAP to Non-GAAP financial measures appear at the end of this release.
•
Net interest income of $14.9 million for the current quarter, increases of 6.7% and 18.5% from the linked quarter and the same quarter last year, respectively.
•
Tax equivalent net interest margin of 3.19% for the current quarter, an increase from 3.00% in the linked quarter and 2.82% for the same quarter last year.
•
Average cost of interest-bearing deposits of 0.48% for the current quarter, an increase from 0.35% in the linked quarter and 0.41% for the same quarter last year.
•
Efficiency ratio of 61.07% for the current quarter, compared to 68.38% for the linked quarter and 65.59% for the same quarter last year. Adjusted efficiency ratio (non-GAAP) of 59.21% for the current quarter, a decrease from 61.28% for the linked quarter and 67.68% for the same quarter last year.
•
Average loans receivable (excluding PPP loans) of $1.34 billion for the current quarter, annualized increases of 10.4% and 12.3% compared to the linked quarter and same quarter last year, respectively.
•
Average deposits of $1.61 billion for the current quarter, annualized increases of 0.2% and 6.9% compared to the linked quarter and same quarter last year, respectively.
•
Allowance for loan losses to total net loans receivable (excluding PPP loans) of 0.67% as of September 30, 2022, unchanged compared to June 30, 2022.
•
Non-performing loans of $8.0 million, or 0.59% of total net loans receivable (excluding PPP loans), as of September 30, 2022, decreased from $9.2 million, or 0.69% as of June 30, 2022.

President’s Comments

“We are extremely pleased with the Company’s strong first quarter financial performance despite the continued uncertain economic environment” said Joseph D. Roberto, Chairman, President & Chief Executive Officer of PCSB Financial Corporation. “Record core net income of $5.0 million for the first quarter reflects a 13.7% increase over the linked quarter and a 53.0% increase over the same quarter last year. The increase in net income was largely a result of an expanding net interest margin as new loan growth and the repricing opportunities from a well-positioned balance sheet were able to take advantage of higher market rates. Although deposits fell, as anticipated due to higher-yielding market alternatives, our core deposit base continues to provide strong liquidity for the company. Even though persistent inflation and the continued rising interest rate environment are causing economic headwinds, we remain optimistic in our ability to continue to provide sustainable value for our shareholders.”

Mr. Roberto added, "we look forward to our pending merger with Brookline Bancorp and also look forward to becoming part of a larger organization which will benefit both our customer base and shareholders. In the meantime, our PCSB Bank team continues to work hard to ensure that we have a seamless transition into Brookline’s organization.”

Income Statement Summary

Net income for the current quarter was $4.8 million, which increased $1.3 million from the linked quarter and $1.2 million from the prior year quarter. The change from the linked quarter is primarily due to a $928,000 increase in net interest income, a $711,000 decrease in noninterest expense and a $127,000 decrease in provision for loan losses, partially offset by a decrease of $295,000 in noninterest income and an increase of $198,000 in income tax expense. The change from the prior year quarter is primarily due to increases of $2.3 million in net interest income and $180,000 in noninterest income, partially offset by increases of $933,000 in noninterest expense, $338,000 in income tax expense and $69,000 in provision for loan losses.

Net interest income was $14.9 million for the current quarter, increases of $928,000, or 6.7%, compared to the linked quarter and $2.3 million, or 18.5%, compared to the prior year quarter. The increase compared to the linked quarter is primarily the result of a 19 basis point increase in the tax equivalent net interest margin. The increase in net interest income compared to the prior year period is primarily the result of a 37 basis point increase in the tax equivalent net interest margin and an $88.0 million, or 4.9%, increase in average interest-earning assets.

The Company recognized PPP loan interest and origination fee income (net of costs) of $9,000 in the current quarter, compared to $36,000 in the linked quarter and $373,000 in the prior year quarter. As of September 30, 2022, the Company had 5 outstanding PPP loans with balances totaling $1.8 million. Unearned origination fees (net of costs) were $77,000 as of September 30, 2022, which will be recognized in income over the remaining lives of the loans. PPP loan forgiveness is substantially complete as of September 30, 2022.

The tax equivalent net interest margin was 3.19% for the current quarter, reflecting increases of 19 basis points compared to 3.00% in the linked quarter and 37 basis points compared to 2.82% in the prior year quarter. Adjusted net interest margin, which excludes the effects of loan prepayment income and PPP loan interest and fees, was 3.16% for the current quarter compared to 2.94% in the linked quarter and 2.71% in the prior year quarter. Margin improvement compared to the linked quarter and prior year quarter was the result of increased asset yields, partially offset by higher deposit costs, both the result of higher market interest rates. Reconciliations of GAAP to non-GAAP financial measures are included at the end of this release.

Tax equivalent yield on interest-earning assets for the current quarter was 3.59%, increases of 28 basis points from the linked quarter and 39 basis point from the prior year quarter. Excluding the effects of non-recurring PPP loan income and loan prepayment income, the tax equivalent yield on interest-earning assets for the current quarter was 3.56%, increases of 31 basis points from the linked quarter and 47 basis points from the same quarter last year. The increase in yield compared to the linked quarter and prior year quarter is a result of higher market interest rates driving higher yield on cash liquidity and adjustable rate loan and investment assets, along with higher investment and loan re-investment rates, as well as a more profitable asset mix.

The cost of interest-bearing deposits was 0.48% for the current quarter, increases of 13 basis points and 7 basis points from 0.35% and 0.41% in the linked quarter and prior year quarter, respectively. Recent increases by the Federal Reserve in the federal funds rate beginning in March 2022 and continuing throughout the current quarter have begun to result in deposit cost increases across the banking sector. However, despite an increase of 143 basis points in the average fed funds rate compared to the linked quarter, the average cost of interest-bearing deposits for the current quarter increased 13 basis points compared to the linked quarter, representing a beta of approximately 9%. As a result of competitive pressures, it is likely that our cost of deposits will continue to increase should market rates continue to increase. As of quarter end, the weighted average cost of interest-bearing deposits was 0.59%. The cost of interest-bearing liabilities was 0.53% for the current quarter, increases of 12 basis points from 0.41% in the linked quarter and 4 basis points from 0.49% in the prior year quarter.

The provision for loan losses was $82,000 for current quarter, compared to $209,000 for the linked quarter and $13,000 for the prior year quarter. Recoveries, net of charge-offs, were $39,000 for the current quarter compared to $7,000 for the linked quarter and $265,000 for the prior year quarter. Non-performing loans as a percent of total loans receivable (excluding PPP loans) was 0.59% as of September 30, 2022, a decrease from 0.69% as of June 30, 2022. Substandard loans were $10.1 million as of September 30, 2022, a decrease from $12.6 million as of June 30, 2022.

Noninterest income of $793,000 for the current quarter decreased $295,000 compared to the linked quarter and increased $180,000 compared to the prior year quarter. The decrease compared to the linked quarter was primarily due to a decrease of $311,000 in swap income. The increase compared to the prior year quarter was primarily due to increases of $141,000 in swap income and $52,000 in fees and service charges.

Noninterest expense of $9.6 million for the current quarter decreased $711,000 compared to the linked quarter and increased $933,000 compared to the prior year quarter. Excluding merger-related expenses of $311,000 in the current quarter and $1.2 million in the linked quarter, noninterest expenses increased $144,000, or 1.6%, compared to the linked quarter and $622,000, or 7.2%, compared to the same quarter last year. Excluding merger-related expenses, the $622,000 increase compared to the prior year quarter was primarily due to higher salaries and benefits, communication and data processing costs and pension costs. The $144,000 increase compared to the linked quarter is the result of higher pension costs, partially offset by lower salaries and benefits and professional fees.

The effective income tax rate was 20.5% for the current quarter, as compared to 22.8% for the linked quarter and 19.9% for the prior year quarter. The increased rate for the linked quarter is primarily due to non-deductible merger-related expenses. Excluding such expenses, the effective tax rate for the current and linked quarters is 20.5% and 20.2%, respectively.

Balance Sheet Summary

Total assets decreased $48.6 million to $1.94 billion at September 30, 2022 as compared to June 30, 2022, primarily due to decreases of $67.7 million in cash and cash equivalents and $8.4 million in investment securities, partially offset by increases of $20.8 million in loans receivable and $6.8 million in all other assets. Net loans receivable increased $20.8 million, or 6.4% annualized. The increase was primarily the result of increases in commercial mortgage loans, commercial loans and construction loans of $11.4 million, $5.6 million and $4.4 million, respectively, partially offset by a net decrease in all other loans. The decrease in cash and cash equivalents was primarily the result of the increase in loans receivable as well as decreases in deposits and FHLB advances.

Total liabilities decreased $52.5 million to $1.66 billion at September 30, 2022 as compared to June 30, 2022, driven by a $33.0 million decrease in deposits and a $20.0 million decrease in FHLB advances. The $33.0 million, or 2.0% decrease in deposits includes decreases in demand, money market, savings and time deposit accounts of $17.7 million, $13.6 million, $8.4 million and $4.3 million, respectively, partially offset by a $10.9 million increase in NOW accounts. The decrease in deposits is the result of competitive pricing pressures as market rates continue to increase.

Total shareholders’ equity increased $3.9 million to $281.1 million at September 30, 2022 as compared to $277.2 million as of June 30, 2022. The increase for the year was primarily due to net income of $4.8 million and $1.3 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period, partially offset by $1.1 million of other comprehensive losses related primarily to unrealized losses on investment securities driven by higher market interest rates and $1.0 million of cash dividends declared and paid.

At September 30, 2022, the Company’s book value per share and tangible book value per share were $18.33 and $17.93, respectively, compared to $18.07 and $17.67, respectively, at June 30, 2022. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At September 30, 2022, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 14 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the COVID-19 pandemic, including its impact on our business and operations, the impact of lost fee revenue and increased operating expenses, as well as its effect on our customers and issuers of securities, including their ability to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce asset value and interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	September 30,	June 30,
	2022	2022
ASSETS
Cash and due from banks	$48,747	$116,522
Federal funds sold	2,006	1,935
Total cash and cash equivalents	50,753	118,457
Held to maturity debt securities, at amortized cost (fair value of $339,143 and $361,608 as of September 30, 2022 and June 30, 2022, respectively)	406,250	412,449
Available for sale debt securities, at fair value	32,431	34,621
Total investment securities	438,681	447,070
Loans receivable, net of allowance for loan losses of $9,048 and $8,927 as of September 30, 2022 and June 30, 2022, respectively	1,350,197	1,329,372
Accrued interest receivable	7,074	6,396
FHLB stock	2,865	3,766
Premises and equipment, net	19,084	19,358
Deferred tax asset, net	4,403	4,132
Bank-owned life insurance	36,513	36,322
Goodwill	6,106	6,106
Other intangible assets	77	89
Other assets	24,816	18,064
Total assets	$1,940,569	$1,989,132
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing deposits	$1,365,631	$1,380,953
Non-interest bearing deposits	227,635	245,297
Total deposits	1,593,266	1,626,250
Mortgage escrow funds	7,302	11,173
Advances from FHLB	28,288	48,323
Other liabilities	30,576	26,224
Total liabilities	1,659,432	1,711,970
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of September 30, 2022 and June 30, 2022)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,703,577 shares issued as of both September 30, 2022 and June 30, 2022, and 15,334,323 and 15,334,857 shares outstanding as of September 30, 2022 and June 30, 2022, respectively)	187	187
Additional paid in capital	194,935	193,893
Retained earnings	166,033	162,262
Unearned compensation - ESOP	(8,963)	(9,208)
Accumulated other comprehensive loss, net of income taxes	(9,702)	(8,629)
Treasury stock, at cost (3,369,254 and 3,368,720 shares as of September 30, 2022 and June 30, 2022, respectively)	(61,353)	(61,343)
Total shareholders' equity	281,137	277,162
Total liabilities and shareholders' equity	$1,940,569	$1,989,132

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended
	September 30,
	2022	2021
Interest and dividend income
Loans receivable	$13,849	$12,107
Investment securities	2,420	2,011
Federal funds and other	487	109
Total interest and dividend income	16,756	14,227
Interest expense
Deposits and escrow interest	1,664	1,354
FHLB advances	235	338
Total interest expense	1,899	1,692
Net interest income	14,857	12,535
Provision for loan losses	82	13
Net interest income after provision for loan losses	14,775	12,522
Noninterest income
Fees and service charges	453	401
Bank-owned life insurance	191	192
Swap income	141	-
Other	8	20
Total noninterest income	793	613
Noninterest expense
Salaries and employee benefits	5,985	5,773
Occupancy and equipment	1,403	1,353
Communication and data processing	610	527
Professional fees	335	393
Merger-related expenses	311	-
Postage, printing, stationery and supplies	174	143
Advertising	128	100
FDIC assessment	125	125
Amortization of intangible assets	12	16
Other operating expenses	474	194
Total noninterest expense	9,557	8,624
Net income before income tax expense	6,011	4,511
Income tax expense	1,235	897
Net income	$4,776	$3,614
Earnings per common share:
Basic	$0.34	$0.25
Diluted	0.33	0.25
Weighted average common shares outstanding:
Basic	14,214,313	14,337,543
Diluted	14,301,600	14,405,816

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,346,194	$13,849	4.12%	$1,313,296	$12,801	3.90%	$1,223,532	$12,107	3.96%
Investment securities (1)	445,231	2,420	2.26	443,626	2,315	2.18	404,565	2,011	2.07
Other interest-earning assets	85,377	487	2.26	118,119	267	0.91	160,659	109	0.27
Total interest-earning assets	1,876,802	16,756	3.59	1,875,041	15,383	3.31	1,788,756	14,227	3.20
Non-interest-earning assets	78,342			79,993			76,375
Total assets	$1,955,144			$1,955,034			$1,865,131

Liabilities and equity:
NOW accounts	$243,354	250	0.41	$224,808	91	0.16	$182,531	70	0.15
Money market accounts	390,619	376	0.38	388,406	166	0.17	350,575	186	0.21
Savings accounts and mortgage escrow funds	422,178	186	0.18	427,709	124	0.12	397,292	113	0.11
Time deposits	323,219	852	1.05	335,748	831	0.99	367,641	985	1.06
Total interest-bearing deposits	1,379,370	1,664	0.48	1,376,671	1,212	0.35	1,298,039	1,354	0.41
FHLB advances	46,522	235	2.00	48,337	242	2.00	65,935	338	2.03
Total interest-bearing liabilities	1,425,892	1,899	0.53	1,425,008	1,454	0.41	1,363,974	1,692	0.49
Non-interest-bearing deposits	230,076			232,119			207,806
Other non-interest-bearing liabilities	22,180			19,581			19,943
Total liabilities	1,678,148			1,676,708			1,591,723
Total shareholders' equity	276,996			278,326			273,408
Total liabilities and shareholders' equity	$1,955,144			$1,955,034			$1,865,131

Net interest income		$14,857			$13,929			$12,535
Interest rate spread - tax equivalent (2)			3.06			2.90			2.71
Net interest margin - tax equivalent (3)			3.19			3.00			2.82
Average interest-earning assets to interest-bearing liabilities	131.62%			131.58%			131.14%

(1)
Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliations of GAAP to non-GAAP measures at the end of this release.
(2)
Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3)
Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of GAAP to non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Condensed Balance Sheets
Cash and cash equivalents	$50,753	$118,457	$158,892	$120,339	$148,012
Total investment securities	438,681	447,070	448,081	433,999	423,525
Loans receivable, net	1,350,197	1,329,372	1,285,886	1,243,646	1,210,674
Other assets	100,938	94,233	91,682	90,137	90,968
Total assets	$1,940,569	$1,989,132	$1,984,541	$1,888,121	$1,873,179

Total deposits and mortgage escrow funds	$1,600,568	$1,637,423	$1,633,463	$1,533,947	$1,511,465
Advances from Federal Home Loan Bank	28,288	48,323	48,357	58,390	65,924
Other liabilities	30,576	26,224	26,329	20,950	21,062
Total liabilities	1,659,432	1,711,970	1,708,149	1,613,287	1,598,451
Total shareholders' equity	281,137	277,162	276,392	274,834	274,728
Total liabilities and shareholders' equity	$1,940,569	$1,989,132	$1,984,541	$1,888,121	$1,873,179

	Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Condensed Income Statements
Interest income	$16,756	$15,383	$14,200	$14,870	$14,227
Interest expense	1,899	1,454	1,483	1,612	1,692
Net interest income	14,857	13,929	12,717	13,258	12,535
Provision for loan losses	82	209	286	264	13
Noninterest income	793	1,088	923	1,195	613
Noninterest expense	9,557	10,268	8,956	8,805	8,624
Income before income tax expense	6,011	4,540	4,398	5,384	4,511
Income tax expense	1,235	1,037	924	1,096	897
Net income	$4,776	$3,503	$3,474	$4,288	$3,614

Earnings per share:
Basic	$0.34	$0.25	$0.25	$0.30	$0.25
Diluted	0.33	0.25	0.24	0.30	0.25

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Performance Ratios (1):
Return on average assets	0.98%	0.72%	0.73%	0.92%	0.78%
Return on average equity	6.90%	5.03%	5.02%	6.22%	5.29%
Interest rate spread	3.06%	2.90%	2.69%	2.86%	2.71%
Net interest margin	3.19%	3.00%	2.80%	2.97%	2.82%
Efficiency ratio	61.07%	68.38%	65.66%	60.92%	65.59%

Noninterest income to average assets	0.16%	0.22%	0.19%	0.26%	0.13%
Noninterest expense to average assets	1.96%	2.10%	1.87%	1.88%	1.85%

Average interest-earning assets to average interest-bearing liabilities	131.62%	131.58%	131.20%	131.36%	131.14%
Average equity to average assets	14.17%	14.24%	14.50%	14.71%	14.66%
Dividend payout ratio (2)	21.04%	28.72%	24.61%	20.22%	24.24%

Performance Ratios excluding merger-related expenses (3):
Earnings per diluted share	$0.35	$0.32	$0.25	$0.30	$0.25
Return on average assets	1.03%	0.93%	0.73%	0.92%	0.78%
Return on average equity	7.30%	6.54%	5.11%	6.22%	5.29%
Efficiency ratio	59.08%	60.61%	67.80%	60.92%	65.59%
Noninterest expense to average assets	1.89%	1.86%	2.08%	1.88%	1.85%
Dividend payout ratio (2)	19.87%	22.11%	24.06%	20.22%	24.24%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Loans to deposits	84.74%	81.74%	79.15%	81.65%	80.46%

Share Data:
Shares outstanding	15,334,323	15,334,857	15,334,857	15,337,979	15,574,310
Book value per common share	$18.33	$18.07	$18.02	$17.92	$17.64
Tangible book value per common share (4)	$17.93	$17.67	$17.62	$17.51	$17.24

Asset Quality Ratios:
Non-performing loans receivable	$7,989	$9,235	$7,859	$7,890	$5,732
Non-performing assets	$7,989	$9,235	$7,859	$7,890	$5,732
Allowance for loan losses as a percent of total loans receivable (5)	0.67%	0.67%	0.68%	0.68%	0.68%
Allowance for loan losses as a percent of non-performing loans receivable	113.26%	96.66%	110.86%	106.83%	142.34%
Non-performing loans as a percent of total loans receivable, net (5)	0.59%	0.69%	0.61%	0.64%	0.48%
Non-performing assets as a percent of total assets	0.41%	0.46%	0.40%	0.42%	0.31%
Net (recoveries) charge-offs	$(39)	$(7)	$4	$(6)	$(265)
Net (recoveries) charge-offs to average outstanding loans during the period (1)	(0.01%)	0.00%	0.00%	0.00%	(0.09%)

Capital Ratios (6):
Tier 1 capital (to adjusted total assets)	13.02%	12.78%	12.86%	12.91%	12.72%
Common equity Tier 1 capital (to risk-weighted assets)	17.27%	17.22%	17.22%	17.67%	17.84%
Tier 1 capital (to risk-weighted assets)	17.27%	17.22%	17.22%	17.67%	17.84%
Total capital (to risk-weighted assets)	17.88%	17.83%	17.83%	18.28%	18.46%

(1)
Performance ratios for quarter ended periods are annualized.
(2)
Dividends declared per share divided by net income per share.
(3)
Merger-related expenses, primarily consisting of legal and consulting costs, total $311,000 for the three months ended September 30, 2022, $1.2 million for the three months ended June 30, 2022, $86,000 for the three months ended March 31, 2022 and no expense for the three months ended December 31, 2022 or September 30, 2021.
(4)
Tangible book value per share is a non-GAAP measure and equals total shareholders' equity, less goodwill and other intangible assets, divided by shares outstanding. We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.
(5)
Total loans receivable excludes PPP loans.
(6)
Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Mortgage loans:
Residential mortgages	$214,586	$214,167	$215,431	$212,817	$221,735
Commercial mortgages	953,539	942,130	897,424	867,581	838,021
Construction	25,307	20,896	16,894	11,857	11,639
Net deferred loan origination (fees) costs	(145)	(100)	(23)	(18)	97
Total mortgage loans	1,193,287	1,177,093	1,129,726	1,092,237	1,071,492
Commercial and consumer loans:
Commercial loans (1)	141,902	136,304	141,427	135,055	122,031
Home equity credit lines	22,955	23,688	22,557	24,142	24,936
Consumer and overdrafts	508	594	348	356	394
Net deferred loan origination costs (fees)	593	620	539	285	(20)
Total commercial and consumer loans	165,958	161,206	164,871	159,838	147,341
Total loans receivable	1,359,245	1,338,299	1,294,597	1,252,075	1,218,833
Allowance for loan losses	(9,048)	(8,927)	(8,711)	(8,429)	(8,159)
Loans receivable, net	$1,350,197	$1,329,372	$1,285,886	$1,243,646	$1,210,674

(1) Includes PPP loans totaling:	$1,847	$1,940	$4,701	$12,769	$19,763

	As of
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Demand deposits	$227,635	$245,297	$243,908	$215,708	$216,470
NOW accounts	253,857	243,006	221,386	198,610	181,572
Money market accounts	385,470	399,026	396,358	361,352	363,090
Savings	402,980	411,332	417,975	393,041	381,836
Time deposits	323,324	327,589	345,092	354,356	361,669
Total deposits	$1,593,266	$1,626,250	$1,624,719	$1,523,067	$1,504,637

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Computation of Adjusted Net Income and Adjusted Earnings Per Share
Net income applicable to common stock (GAAP)	$4,776	$3,503	$3,474	$4,288	$3,614

Adjustments (1):
Merger-related expenses	282	1,048	79	-	-
Prepayment income on loans receivable	(20)	(99)	(43)	(442)	(26)
PPP loan interest and fee income	(7)	(28)	(210)	(264)	(299)
Gain on sale of premises	-	-	-	(436)	-
Adjusted net income (Non-GAAP)	$5,031	$4,424	$3,300	$3,146	$3,289

Average number of common shares outstanding:
Basic	14,214,313	14,189,701	14,165,775	14,236,473	14,337,543
Diluted	14,301,600	14,248,141	14,197,716	14,281,232	14,405,816
Earnings per share (GAAP):
Basic	$0.34	$0.25	$0.25	$0.30	$0.25
Diluted	0.33	0.25	0.24	0.30	0.25
Adjusted earnings per common share (Non-GAAP):
Basic	$0.35	$0.31	$0.23	$0.22	$0.23
Diluted	0.35	0.31	0.23	0.22	0.23

(1) Amounts are presented net of tax.

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Computation of Tax Equivalent Net Interest Income
Total interest income	$16,756	$15,383	$14,227
Total interest expense	1,899	1,454	1,692
Net interest income (GAAP)	14,857	13,929	12,535
Tax equivalent adjustment	116	111	89
Net interest income - tax equivalent (Non-GAAP)	$14,973	$14,040	$12,624

	Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Computation of Efficiency Ratio
Noninterest expense (GAAP)	$9,557	$10,268	$8,956	$8,805	$8,624
Adjustments:
Merger-related expenses	(311)	(1,166)	(86)	-	-
Adjusted total (Non-GAAP)	$9,246	$9,102	$8,870	$8,805	$8,624

Net interest income (GAAP)	$14,857	$13,929	$12,717	$13,258	$12,535
Noninterest income (GAAP)	793	1,088	923	1,195	613
Total (GAAP)	15,650	15,017	13,640	14,453	13,148
Adjustments:
PPP loan interest and fee income	(9)	(36)	(266)	(332)	(373)
Prepayment income on loans receivable	(25)	(128)	(55)	(555)	(32)
Gains on sales of premises	-	-	-	(548)	-
Adjusted total (Non-GAAP)	$15,616	$14,853	$13,319	$13,018	$12,743

Efficiency ratio (GAAP)	61.07%	68.38%	65.66%	60.92%	65.59%
Adjusted efficiency ratio (Non-GAAP)	59.21%	61.28%	66.60%	67.64%	67.68%

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$281,137	$277,162	$276,392	$274,834	$274,728
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(77)	(89)	(102)	(119)	(135)
Tangible common shareholders' equity (Non-GAAP)	$274,954	$270,967	$270,184	$268,609	$268,487

Common shares outstanding	15,334,323	15,334,857	15,334,857	15,337,979	15,574,310

Book value per share (GAAP)	$18.33	$18.07	$18.02	$17.92	$17.64
Adjustments:
Effects of intangible assets	(0.40)	(0.40)	(0.40)	(0.41)	(0.40)

Tangible book value per common share (Non-GAAP)	$17.93	$17.67	$17.62	$17.51	$17.24

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Computation of Adjusted Yield on Assets and Adjusted Net Interest Margin
Average interest-earning assets	$1,876,802	$1,875,041	$1,833,496	$1,796,613	$1,788,756

Interest and dividend income (GAAP)	$16,756	$15,383	$14,200	$14,870	$14,227
Less: PPP loan interest and fee income	(9)	(36)	(266)	(332)	(373)
Less: Prepayment income on loans receivable	(25)	(128)	(55)	(555)	(32)
Adjusted interest and dividend income (Non-GAAP)	$16,722	$15,219	$13,879	$13,983	$13,822

Yield on interest-earning assets (GAAP)	3.59%	3.31%	3.12%	3.33%	3.20%
Adjusted yield on interest-earning assets (Non-GAAP)	3.56%	3.25%	3.03%	3.11%	3.09%

Net interest income (GAAP)	$14,857	$13,929	$12,717	$13,258	$12,535
Less: PPP loan interest and fee income	(9)	(36)	(266)	(332)	(373)
Less: Prepayment income on loans receivable	(25)	(128)	(55)	(555)	(32)
Adjusted net interest income (Non-GAAP)	$14,823	$13,765	$12,396	$12,371	$12,130

Net interest margin (GAAP)	3.19%	3.00%	2.80%	2.97%	2.82%
Adjusted net interest margin (Non-GAAP)	3.16%	2.94%	2.70%	2.75%	2.71%